UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

914 N Jefferson Street	72764
Springdale, Arkansas	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code         (479) 756-7400

Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2010, Advanced Environmental Recycling Technologies, Inc. (“AERT” or the “Company”) received a loan of $2.0 million from H.I.G. AERT, LLC (“H.I.G.”), an affiliate of H.I.G. Capital, LLC. AERT issued a promissory note (the “Note”) to H.I.G. in the original principal amount of $2.0 million at a fixed interest rate of 20% per annum, maturing February 15, 2011. AERT can request up to an additional $0.5 million under the Note prior to maturity, which H.I.G. may fund at its sole discretion. The principal amount of the note is due at maturity and can be prepaid prior to that time. Interest on the note is due in arrears on the first day of each month. AERT has the option at each interest payment date to pay the interest in cash or pay the interest by adding it to the principal amount then outstanding on the Note.

The Note contains certain covenants, including restrictions on: (1) the incurrence of additional debt, (2) certain payments if a default exists, and (3) the redemption of, or dividends or distributions on, capital stock. The proceeds of the loan will be used to pay certain current liabilities of AERT. In connection with the Note, AERT granted H.I.G. a security interest in all of its tangible and intangible property, contracts, and proceeds of the foregoing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By: /s/ Joe Brooks
Joe Brooks
Chairman and Chief Executive Officer

Date: December 23, 2010